SPECTRUM
                             ORGANIC PRODUCTS, INC.


[ ] Corporate*Sales & Marketing   707 778 8900     [ ] Administration*Operations
    1304 South Point Blvd. #280   800 995 2705         133 Copeland Street
    Petaluma, CA  94954    www.spectrumnaturals.com    Petaluma, CA 94952
    Fax: 707 765 8470                                  Fax: 707 765 1026


FOR IMMEDIATE RELEASE                       Contact:   Tori Janaya
                                            Phone:     707-778-8900 ext. 3316
                                            Fax:       707-765-8736
                                            E-mail:    torij@spectrumorganic.com

                Spectrum Organic Products, Inc. Appoints New CEO

Petaluma, CA (August 29, 2002) -- Spectrum Organic Products, Inc. (SPOP--OTC
BB), one of the leading producers of organic and natural culinary and nutraceutical oils, today announced that it is appointing Neil G. Blomquist as its new President and Chief Executive Officer effective September 1. Mr. Blomquist joined the Company, then Spectrum Naturals, in 1989 as its Director of Sales and Marketing. During his five-year tenure in that position Spectrum tripled in size. In 1994 he was appointed President and Chief Operating Officer. Mr. Blomquist has been President of Spectrum's Branded Divisions since a 1999 four-way merger that created the current public entity, Spectrum Organic Products, Inc.

"I'm looking forward to the opportunity that Spectrum has given me to become even more involved in the day to day operations of the Company," said Mr. Blomquist. "With the recent divestitures of its non-core lines of business, Spectrum is now positioned to focus on its core competencies in healthy culinary oils and essential fatty acid nutrition. I intend to lead that focus as we deploy our people and working capital toward those priorities."

Mr. Blomquist was recently elected Vice President of the Board of Directors of the California Olive Oil Council, which he has served on since 1996, and has served on numerous Organic Trade Association committees to foster the development and facilitation of organic standards. Prior to joining Spectrum, Mr. Blomquist was a sales manager with Fairhill Foods, a natural products distributor in the San Francisco Bay Area. Mr. Blomquist has devoted his entire career to the organic food industry beginning with his joint ownership of a retail store in Montana from 1976 to 1985. He is a graduate of the University of South Dakota, with a Bachelors degree in business management and economics.

Jethren Phillips, Spectrum's founder, current CEO and Chairman of the Board will continue in his role as Chairman of the Board. He will focus on key strategic issues affecting Spectrum's future and special projects that leverage his thirty years as an ambassador for organic foods and the importance of good fats in a healthy diet. "For well over a year now, the Board and I have been discussing how to best maximize shareholder value and put Spectrum on track to take even greater advantage of our leading position in organic oils, condiments and good fats," said Mr. Phillips. "Neil is imminently qualified to lead Spectrum into its next phase of growth. This is a very important move for the company, and we are extremely pleased that Neil has chosen to accept this new role. Spectrum is finally in a position of sufficient profitability and positive working capital for me to really focus on the Company's larger vision."

Spectrum Organic Products, Inc. is a leading manufacturer and marketer of natural and organic culinary oils, vinegars, condiments and healthy fat butter substitutes under the Spectrum Naturals(R) brand and essential fatty acid nutritional supplements under the Spectrum Essentials(R) brand. Under its Spectrum Ingredients Division the Company also produces and sells a wide range of industrial oils, vinegars and nutritional ingredients to other manufacturers. For more information, go to http://www.spectrumorganic.com

Spectrum is a publicly traded corporation on the OTC Bulletin Board under SPOP. "Safe Harbor" Statements under the Private Securities Act of 1995: The statements contained in this release, which are not historical facts, are forward-looking statements that are subject to risk and uncertainties that could cause actual results to differ materially from those set forth or implied by the forward-looking statements. These risks are described in Spectrum Organic Products, Inc. Securities and Exchange Commission filings.

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